EXHIBIT 99.2

On May 3, 2018, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:	Welcome to the inTEST Corporation's 2018 First Quarter Financial Results Conference Call.

At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. At that time if you have a question please press “star,” “one” on your touch-tone phone.

As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I will now turn the call over to inTEST's Investor Relations Consultant, Laura Guerrant. Please go ahead.

Laura Guerrant-Oiye:	Thank you, Celesia, and thank you for joining us for inTEST's 2018 First Quarter Financial Results Conference Call.

With us today are James Pelrin, inTEST's President and CEO and Hugh Regan, Treasurer and Chief Financial Officer. Jim will briefly review highlights from the first quarter as well as current business trends. Hugh will then review inTEST's detailed financial results and discuss guidance for the 2018 second quarter. We'll then have time for any questions. If you've not yet received a copy of today's release, a copy can be obtained on inTEST's Web Site, www.intest.com.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions in the economy; changes in the demand for semiconductors; changes in the rates of and timing of capital expenditures by our customers; the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets; progress of product development programs; increases in raw materials and fabrication costs associated with our products; and other risk factors set forth from time to time in the company's SEC filings, including, but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q.

The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today's call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP measures, including a reconciliation to the directly comparable GAAP measure, in our press release, which is posted on the investor page of our Web Site.

And with that, let me now turn the call over to James Pelrin. Please go ahead, Jim.

James Pelrin:	Thank you, Laura. I'd like to welcome everyone to our 2018 conference -- first quarter conference call.

We continue to make progress in broadening our presence within the markets we serve as we diversify the company into a global world-class provider of thermal solutions for industrial manufacturing and electronic test. Q1 was fueled across the board by continued demand for our broad-based solutions, a testament to the strength of our customer relationships and the depth of our product suite. We continue to benefit from the robust demand environment associated with the semiconductor industry -- with automotive sensors, mobility technologies and Internet of Things leading our semiconductor test business -- while nonsemi business drivers included solid demand driven by automotive, telecom and defense and aerospace markets.

We're very pleased to make a return to delivering quarterly profits on a GAAP basis. Prior to the 2017 fourth quarter, we had 32 consecutive quarters of profitability reported. This trend would have continued in Q4 had the increase in our contingent consideration liability not caused a GAAP net loss. Recall that last quarter, we booked $7.5 million, or $0.73 per diluted share, contingent consideration adjustment related to the earnout of Ambrell, which has quickly become an integral part of inTEST. This quarter, Q1 GAAP net earnings per diluted share of $0.04 included the impact of an increase of our contingent consideration liability of $1.7 million, or $0.16 per diluted share. Consolidated net revenue of $18.9 million came in at the high end of our guidance, and both gross margin of 50% and non-GAAP adjusted net earnings per diluted share of $0.22 exceeded guidance.

Consolidated bookings of $20.6 million declined 5% sequentially and 10% year-over-year, while consolidated net revenues decreased 3% sequentially and 11% year-over-year. For both bookings and net revenue, the year-ago comparison excludes the impact of Ambrell acquisition. 44% of revenues were derived from nonsemi, compared to 26% a year ago due in large part to Ambrell.

Our Thermal segment is the combined business of inTEST Thermal Solutions, or iTS, and Ambrell. We have strategically diversified this segment, resulting in new opportunities in industrial manufacturing through both OEM and end-user applications. This diversification complements our wide penetration into the electronics test market, broadening inTEST's footprint as a provider of highly engineered thermal products for both test and industrial applications. Overall, Thermal segment bookings of $14.5 million were down 8%, and net revenues of $13.2 million decreased 4%. Note that Thermal iTS received $2.6 million of unexpected bookings and revenue in Q4, skewing the quarter-over-quarter comparisons.

Breaking it down, Ambrell achieved record bookings in Q1 of $7 million, an increase of 14% sequentially and 53% year-over-year. Major orders were driven by OEM customers in Europe, which offset the lower-than-expected bookings from the rest of the world. While revenue for the quarter of $6.2 million was down 6% sequentially, it was attributable to requests made by customers in the fourth quarter to accelerate shipments that were scheduled for the first quarter. This resulted in an additional $400,000 above revenue expectations in the fourth quarter.

Notable business wins in the first quarter came from customers in the semiconductor, wire & cable, and automotive sectors.

In this quarter, Ambrell won 2 new semiconductor customers, an end-user and an OEM, who purchased systems valued at over $2.1 million. A large automotive supplier chose Ambrell to replace their legacy systems with the purchase of 2 EKOHEAT® systems for curing applications valued at over $250,000. An OEM customer in the wire & cable market made a large purchase of induction heating systems valued at over $680,000. And a medical systems manufacturer purchased induction-heating systems for a brazing application at $166,000.

In our iTS business, bookings of $7.5 million were down 22% sequentially. Looking back to the fourth quarter, we received two unusually large orders from optical transceiver manufacturers valued at over $2.6 million. Without these large orders in Q4, bookings would've increased 6% quarter-over-quarter. iTS net revenues of $7 million decreased 2% sequentially.

End-user drove bookings of temperature systems in automotive, mil/aero, telecom, and semi sectors. An automotive supplier purchased ten systems for sensor testing at over $450,000. A mil/aerospace company purchased three systems for $120,000. A large manufacturer of optical transceivers purchased 21 systems valued at over $600,000, and an RF mobile communications customer ordered six temperature systems for $160,000. Also, orders for six fluid and gas chillers came from a semiconductor OEM and two end users in the aerospace and materials test industries, with a combined value of over $300,000.

Turning to the EMS Products business, which addresses the needs of the automated test equipment market for the semiconductor industry. Bookings and revenues showed modest gains over the previous quarter, with bookings of $6.1 million, increasing 2%, and net revenues of $5.6 million increasing 1%. These were fueled largely by the robust semiconductor industry and the associated super cycle. Automotive, Internet of Things, industrial, and consumer electronic sectors continue to drive demand for our EMS products.

EMS won a new customer in the semiconductor assembly & test, with initial purchase of two products. In other EMS news, bookings from end-user manufacturers (IDMs) were brisk, with the purchase of a mix of 89 docking systems, interface products from one customer and their test equipment in eight production locations valued at $2 million. And another IDM purchased 18 interface products valued at over $0.5 million. In the automotive sector, an end-user purchased interface hardware valued at $425,000 for testing radar products.

So looking forward, we continue to see solid opportunities as we capitalize on tailwinds in markets where we have strong focus. For example, the semi with its super cycle, IoT, automotive, including electric vehicle, optical transceiver, and consumer markets. We are putting significant resources to bear in these key markets to further grow market share and broaden our customer base. We are extending our leadership in thermal via Ambrell and expect robust business from our OEM partners and end-user project opportunities to continue. In our iTS business, we expect continued solid bookings in the semiconductor, mil/aero and telecom markets, and we expect the semi demand environment to persist and to continue on a healthy pace, benefiting both iTS and EMS divisions.

It is important to note that the recent reporting of sluggish sales of certain cell phones affecting the supply chain should not impact our semi test business as it is primarily driven by IoT, automotive, telecom, and mobility technologies, and to a lesser degree by consumer electronics and Big Data.

And lastly, while we are ensuring the foundation of inTEST's continued success through our focus on maximizing the financial performance of our core business, we also remain committed to our goal of diversified growth through acquisition. To that end, we are actively pursuing synergistic acquisition opportunities that complement our current products and expertise and expand our market opportunities, customers, adjacent products and geographies.

We've transformed inTEST largely through acquisitions, most notably in our Thermal segment, and plan to continue to do so in the future. Since 1997, we have added six companies in our operations, and approximately 81% of our 2017 revenue was derived from those acquisitions, a very successful track record of acquisitions that has broadened our growth opportunities. We are well positioned to capture market share in the markets we serve, while expanding inTEST's footprint in additional thermal test and industrial markets. We continue to execute our differentiated product strategies. We believe the conditions for our long-term success remain firmly in place, and we are solidly on track for a strong 2018.

And with that, I'd like to turn the call over to Hugh. Hugh?

Hugh T. Regan:	Thanks, Jim.

First quarter 2018 end-user net revenues were $16.3 million or 87% of net revenues, compared to $17.3 million or 89% of net revenues in the fourth quarter. Q1 OEM net revenues were $2.5 million or 13% of net revenues, up from $2.0 million or 11% in the fourth quarter. Net revenues from markets outside of semiconductor market were $8.3 million or 44% of net revenues, compared with $11.4 million or 59% of net revenues in the fourth quarter.

The significant reduction in nonsemi revenues was due to Ambrell having a large order from a customer in the semiconductor industry (front-end versus our usual business in the back end). As noted earlier in the call, Ambrell's net revenues for the fourth quarter were $6.2 million. Excluding Ambrell, our net revenues from markets outside of the semiconductor market were $3.1 million or 24% of net revenues for Q1. So clearly, Ambrell is further diversifying our served markets.

Our first quarter gross margin was $9.4 million or 50%, as compared with $9.7 million or 50% in the fourth quarter. The slight reduction in the gross margin, which declined 5/10ths of 1%, was primarily the result of an increase in our fixed manufacturing costs, both in absolute dollar terms and as a percentage of net revenues. This increase was partially offset by a reduction in our component material costs.

Our fixed manufacturing costs increased by $141,000 or 6% sequentially, and they were less favorably absorbed in the first quarter due to lower revenue levels. As a result, these costs represented 14% of our net revenues in the first quarter as compared to 13% in the fourth quarter. The increase in the first quarter of manufacturing -- fixed manufacturing costs -- was primarily the result of increased salary and benefit expense resulting from new staff added in Thermal as well as higher facility occupancy costs due to severe winter weather. These increases were partially offset by reduced spending on materials used by Ambrell to provide service to customers.

Our consolidated component material cost decreased from 34.3% in Q4 to 33.5% in Q1, reflecting reduced component material costs in both Thermal and EMS segments. The decrease in our component material costs was primarily driven by a reduction in the component material costs of our Thermal segment, which declined from 34.5% in the fourth quarter to 33.5% in the first quarter. This decrease was in our iTS operation, where actions taken by sales staff during the fourth quarter of 2017 to win business that could have gone to a competitor caused an increase in the normal level of this operation's component material costs. This decrease was partially offset by an increase in the component material costs for Ambrell, which grew from 31.9% in the fourth quarter to 35.2% in the first quarter, reflecting a less favorable product mix.

EMS also experienced a decrease in its component material costs, which decreased from 34.0% in the fourth quarter to 33.5% in the first quarter due to a more favorable product mix. Excluding the impact of the acquisition of Ambrell, our first quarter gross margin would've been $6.6 million or 52%.

Ambrell's first quarter 2018 gross margin was $2.8 million or 45%. While Ambrell's first quarter margin decline was primarily the result of the aforementioned increase in their component material costs, there were also increases in their fixed manufacturing costs and direct labor.

Selling expense was $2.5 million for the first quarter compared to $2.2 million in the fourth quarter, an increase of $229,000 or 10%. The increase was primarily related to higher levels of salary and benefit expense as well as the increased warranty claims and commission costs in our Thermal segment.

Engineering and product development expense was $1.3 million for the first quarter compared to $1.2 million for the fourth quarter, an increase of $51,000 or 4% sequentially. The increase was related to higher levels of salary and benefit expense, partially offset by reduced spending on product development materials in the first quarter.

General and administrative expense declined from $3.3 million in the fourth quarter to $3 million in the first quarter, a reduction of $281,000 or 9%.

Fourth quarter G&A expense included $55,000 of transaction costs related to Ambrell, compared to no transaction costs in the first quarter. The reduction in G&A expense was primarily the result of a reduction in employee bonus expense as the fourth quarter results included an accrual related to a company-wide bonus given to all employees in light of the strong results in 2017 as well as decreases in professional fees, and in our Thermal segment, bad debt expense. These reductions were partially offset by an increase in salary and benefit expense in our Thermal segment.

During the first quarter, we recorded a $1.7 million increase in our contingent consideration liability related to the earnout for Ambrell, compared to a $7.5 million increase in this liability during the fourth quarter. At March 31, 2018, we'd accrued a total of $12.8 million, which was split between current liabilities with $5.8 million in the earnout payable, and the long term -- and long-term liabilities with $7 million in the contingent consideration liability. Our earnout for Ambrell is based upon 8x adjusted EBITDA for both 2017 and 2018, capped at $18 million. We paid the 2017 earnout of $5.8 million to Ambrell's former owners in early April 2018. We expect to have further variability in our financial results related to this item during the balance of 2018.

Other income was $75,000 in the first quarter compared to $32,000 in the fourth quarter, an increase of $43,000 or 134%. Included in other income for the first quarter was $74,000 of foreign exchange transaction gains compared to only $15,000 in the fourth quarter. The increase in foreign exchange transaction gains and interest income was partially offset by a decrease in other income.

We accrued income tax expense of $601,000 in the first quarter compared to $55,000 in the fourth quarter.

Our effective tax rate increased from negative 1% in the fourth quarter to 61% in the first quarter. The significant increase in our effective tax rate was the result of the contingent consideration liability adjustment not being deductible for tax purposes; and when adjusted to remove this item, our effective tax rate would reduce to 22% for the first quarter. Our fourth quarter effective tax rate -- or excuse me, our fourth quarter tax accrual -- included a tax benefit of $1.7 million related to the revaluing of our deferred tax assets and liabilities from the previous corporate tax rate of 35% to the new corporate tax rate of 21%. This benefit was partially offset by an accrual of $476,000 related to the mandatory onetime repatriation tax. Adjusted to eliminate these unusual items as well as the $7.5 million increase in our contingent consideration liability during the fourth quarter and nondeductible acquisition-related costs, our effective tax rate would have been 30%.

At March 31, 2018, we had a deferred tax liability of $2.5 million, and we currently expect that our effective tax rate for the balance of 2018 will be in the range of 22% to 24%, excluding the impact of changes in the fair value of our contingent consideration liability, which are not deductible, as noted, for tax purposes.

Our first quarter net earnings were $381,000 or $0.04 per diluted share, compared to fourth quarter net loss of $4.6 million or $0.44 per diluted share. Adjusted net earnings for the first quarter were $2.3 million or $0.22 per diluted share, compared with fourth quarter adjusted net earnings of $3.2 million or $0.31 per diluted share. The adjusted net earnings of $0.31 per diluted share for the fourth quarter included the aforementioned effects of both the tax benefits booked related to the tax rate changes, which was $0.17 per diluted share, as well as the tax accrual for the repatriation tax, which amounted to $0.05 per diluted share, and nondeductible acquisition-related costs of $0.04 per diluted share. When adjusted to eliminate these items, fourth quarter adjusted earnings per diluted share would have been $0.22 per share.

Adjusted net earnings is a non-GAAP measure, which is derived by adding acquired intangible amortization adjusted for related income tax expense to net earnings and removing any change in the fair value of our contingent consideration liability from net earnings. Adjusted net earnings per diluted share is derived by dividing adjusted net earnings by diluted weighted average shares outstanding. Diluted weighted average shares outstanding were 10,365,306 at March 31. During the first quarter, we issued 79,200 shares of restricted stock and options to purchase 140,700 shares at $8.45 per share. We did not repurchase any shares during the first quarter.

Depreciation and amortization expense was $405,000 for the first quarter, down from $462,000 in the fourth quarter. Acquired intangible amortization of $216,000 in the first quarter was down from $245,000 for the fourth quarter. EBITDA was $1.4 million for the first quarter, compared to a $4 million loss reported for the fourth quarter. When adjusted for the contingent consideration adjustments recorded during both periods, EBITDA would have been $3.1 million for Q1 compared to $3.5 million for Q4.

Consolidated headcount at the end of March, which includes temporary staff, was 225, an increase of seven staff from the level we had at December 31. Included in the March total were 95 Ambrell staff, up from 91 at the end of December. Our iTS operation added two individuals during the first quarter, while corporate headcount increased by one.

I'll now turn to our balance sheet. Cash and cash equivalents at the end of the first quarter were $14.4 million, up $1.1 million from December 31. Cash today is currently $8.7 million and reflects the payment of $5.8 million for the 2017 earnout for Ambrell. We currently expect cash and cash equivalents to decrease in the second quarter of 2018 due to the costs of tenant improvements for the new Ambrell facility, which we expect will total $2.1 million before reimbursement from city and state grants, which we have been provided. At March 31, 2018, we had already expended approximately $1.2 million of the total expected to be spent.

Ambrell moved into the new facility in Rochester, New York this past Thursday. We expect to ultimately receive $550,000 in grant funding to offset the costs of these tenant improvements. And we do not currently expect the cash and cash equivalents -- or excuse me, we do currently expect the cash and cash equivalents will increase in the second half of 2018, prior to the impacts of any acquisition-related activities. Accounts receivable decreased to $11.5 million at March 31, a reduction of $642,000 sequentially. Included in quarter-end receivables was $3.2 million for Ambrell.

Inventory increased $1.7 million sequentially to $6.7 million at the end of the first quarter. Included in this amount was $2 million for Ambrell. And capital expenditures during the first quarter were $1.2 million, up from $310,000 in the fourth quarter. And included in the first quarter capital expenditures was $1.1 million for the aforementioned Ambrell tenant improvements.

Jim provided consolidated and segment revenue and booking data earlier on the call, and the backlog at the end of March was $15.4 million, up from $13.7 million at the end of December. Included in the March 31 backlog was $6.3 million for Ambrell.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the quarter ended June 30, 2018, will be in the range of $19 million to $20 million, and net earnings will range from $0.20 to $0.24 per diluted share. We expect that adjusted net earnings will range from $0.22 to $0.26 per diluted share. And we currently expect that our Q2 2018 product mix will be more favorable as compared with the first quarter of 2018, and that the second quarter gross margin will range from 51% to 52%.

Operator, that concludes our formal remarks. We can now take questions.

Operator:	At this time, if you would like to ask a question, please press “star,” “one” on your telephone keypad.

Our first question comes from the line of Edgar Roesch with Sidoti & Company.

Edgar Roesch:	Good afternoon and congrats on the nice quarter.

Wanted to ask a couple questions on Ambrell to lead off. First, it sounded like there was an automotive win in the quarter. And I was wondering, was that a domestic win for the -- for Ambrell?

James Pelrin:	Yes, it was.

Edgar Roesch:	And could you comment a bit on whether that was a system-wide upgrade or one location, sort of what's the scope of the project?

James Pelrin:	It was one factory location that upgraded all their lines.

Edgar Roesch:	OK, great.

And has Ambrell had the chance yet to spend some time with your Asian sales force and sort of tested the waters in that market?

James Pelrin:

Yes. Ambrell -- the President of Ambrell and their Chief Technology person -- went to Asia for two weeks and -- actually, I'm sorry, one week -- and met with two partners that they have. And they're solidifying their agreements with those partners, and they expect meaningful business this year from Asia.

Edgar Roesch:	That's great to hear.

And having owned that business now, I guess, approaching a year, are you satisfied with the suite of products that they were offering? Or do you feel like there are some opportunities to expand a little bit?

James Pelrin:

No, I think Ambrell is an applications type of business where it's driven by application. They have the capability from 1- to 500-kilowatts to produce induction-heating systems. And it's how those induction-heating systems are applied and tuned for particular applications that win them business. They don't really want to go beyond 500-kilowatts because that really gets up into the realm of heavy machinery, and that's not their expertise.

Edgar Roesch:	OK. Thank you for that.

And then broadening the scope a little bit, this is a really nice start to the year, the guidance for Q2 is strong. Have you gotten any sense from your customers that maybe their equipment budgets are a bit front-end loaded this year? Or do you have any sort of commentary from them?

James Pelrin:

Well, the answer is no. Customers, as you know, are very, very reluctant to share a lot of information. They often don't know themselves, the buyers. We believe that in some cases that could be true. But in other cases, we think that it's -- that the year is going to remain healthy and strong.

Edgar Roesch:	OK. Thanks.

And then I'm having trouble sort of characterizing the optical transceiver market a bit. It -- I know that you had the large order that you shipped in Q4, and so it was obviously down sequentially. But you gave some numbers in your prepared remarks, Jim. Could you repeat what you shipped or what that order was in that optical transceiver market in Q1?

Hugh T. Regan:

Bear with us while we look for that. That was -- actually, it was an order in the fourth quarter for $2.6 million. And that order, because it came in, in the fourth quarter, caused the downward trend in the first quarter in that business.

James Pelrin:	Yes. In the first quarter, we also had a $600,000 purchase of optical transceivers.

To answer your question, the optical transceiver market seems to come in bunches. We get fairly significant orders from a small number of customers that are spread out over quarters. I think that that's somewhat of a change of maturity of the market. We were getting one- and two-piece orders from lots of different customers. And those were for their evaluation and characterization of their products. And it seems that the market has matured, and now they're buying for their production floors and their production requirements. It's very difficult for us to predict what is going to happen; certainly, two quarters out, it's almost impossible for us. As the fourth quarter just demonstrated, we took in $2.6 million worth of business that had to be shipped immediately, which we had absolutely no foresight on.

Edgar Roesch:	Understood. OK. I think that does it for me right now. Thanks for your help.

James Pelrin:	You bet.

Operator:	Our next question comes from the line of Theodore O'Neill with Litchfield Hills.

Theodore O’Neill:	Hi, thanks very much. Good quarter.

Follow-on question here on the auto supplier win from Ambrell. You mentioned it was a curing application and the only curing I can think of is for rubber. What is the curing application there for the auto supplier?

James Pelrin:	Well, it's actually -- it is rubber-related -- it's actually for membrane curing, putting membranes in place, filtering membranes and curing them.

Theodore O’Neill:	OK, good enough.

And Hugh, you have mentioned the new Ambrell facility in Rochester, $1.1 million spent in the quarter. And then is there still another $1 million left to go?

Hugh T. Regan:

Yes. We -- clearly, the facility is done. But we haven't received all the bills yet from the contactors, so we've got roughly $1 million to spend in this quarter. And I would expect by the end of the quarter as well as end of Q2, we will have begun to receive the first of the grants that I described as well, the $550,000, so...

Theodore O’Neill:	… yes. I was just curious how they're going to keep working in there if they still have $1 million worth of work to be done?

Hugh T. Regan:

Yes, as you know, bills get paid after the fact. I would expect probably the bills have already been paid because, as you know, we're reporting a little on a delayed basis, but [well, they haven't quite yet, because I] the cash is where it is. But my expectation is they're probably in our payables bin to go out in the next week or two. So...

Theodore O’Neill:	OK. That takes care of it for me. Thanks very much.

Hugh T. Regan:	You’re welcome.

Operator:	Our next question comes from the line of Dick Ryan with Dougherty.

Richard Ryan:	Great. Thank you.

Jim, on the last call, I think you mentioned some pricing pressures; I think it was particular to the optical transceiver. Is that still an issue to deal with? Or what are you currently seeing with the pricing environment...

James Pelrin:

… oh, that's an ongoing issue where, wherever there's important business, we have to be prepared to offer our customers very competitive pricing. For the smaller quantity business, it's not so much of an issue. But certainly, for the large unit orders, it certainly is.

Richard Ryan:	OK.

And on the last call, Hugh, you gave some year-end guidance, low $70 million revenue. Since you didn't touch it, I'm assuming you didn't -- you're not backing away from that. But are the dynamics still in place? EMS down maybe 10%, Ambrell up 10% or so, and the rest of Thermal down a little bit -- is that still the same dynamic?

Hugh T. Regan:

Yes, we're still comfortable with that -- those -- that annual guidance range that we have provided earlier. It did -- as I mentioned in the call last time, it's not something that we're going to be speaking to on a regular basis, but we are still comfortable with that.

Richard Ryan:	Sure, OK.

And what was stock comp in the quarter?

Hugh T. Regan:	Stock comp was -- bear with me one moment -- just over $103,000.

Richard Ryan:	OK. Great. Thank you.

Hugh T. Regan:	You’re welcome.

Laura Guerrant-Oiye:	Before we repoll, we received a question in advance. Hugh, perhaps we can address that at this time?

Hugh T. Regan:	Sure.

Laura Guerrant-Oiye:

The question: can you provide a broader picture of the company's acquisition strategy, specifically an overview of your short-, intermediate- and long-term vision for acquired growth with, perhaps, more color on both the size of the deals and funding mechanisms?

Hugh T. Regan:	Sure.

Jim, should we split this question in half? And do you want to talk about short-, intermediate- and long-term vision for acquired growth, with me addressing size of deals and funding?

James Pelrin:	Sure. That would be fine.

Well, as I have said in the past, inTEST has to be an opportunistic acquirer. We have to look at the deals that are available to us that are in our criteria, which is predominantly, we're looking in the thermal market for companies that manufacture products with an active thermal component. Our sweet spot, if you will, is $15 million to $20 million -- to $40 million in revenue. But that's not to say that for the right opportunity, we might buy a smaller company with the right growth opportunity or a very much larger company. And we have, in fact, spent some time thinking about how we would fund a large acquisition, should that come to be.

And Hugh is prepared to speak about that.

Hugh T. Regan:	Great.

And in that regard, as Jim mentioned, we're looking at opportunities that have revenues that range from $15 million to $40 million. As far as multiples of revenue deals are being done at -- between 1x and maybe 1.25x revenue, anywhere from 6x to 10x EBITDA multiples. We're looking at a wide range of potential evaluation opportunities. And then, in some cases, we're looking at some larger opportunities as well, seeing sort of what the maximum is that we could look to do.

The bottom line is that the company is going to need to -- in order to successfully execute this strategy -- we are going to need to raise capital. Our expectation is at least once during the next two to three years in order to successfully grow from $75 million, which is where we are today, to $200 million, which is where we would like to be by 2020.

That's what we see at this point. And whether we go in small transactions where we may be able to fund the growth through cash on hand plus some leverage versus a larger transaction which would require equity financing is unknown at this point. But as we move forward and look at opportunities, the company is well positioned to take advantage of either smaller opportunities where it could look to cash in leverage or to larger opportunities where it would require some equity financing as well.

Laura, that's it on that one. I don't know whether we have any further questions from other investors.

Operator:	As a reminder, in order to ask a question, please press “star” “one” on your touch-tone phone.

And at this time, there are no further questions. I would like to turn the floor back over to Mr. Pelrin for closing remarks.

James Pelrin:

Well, thank you for your interest in inTEST. We'll be attending a number of investor conferences in the second and third quarters. We'll be at the B. Riley conference in Santa Monica on May 23 and the LD Micro Conference in Los Angeles on June 4. In addition, on July 11, we are participating in the CEO Summit taking place in San Francisco in conjunction with SEMICON West. We look forward to seeing you and to updating you on our progress when we report our second quarter results.

Operator, the call is concluded.

Operator:	This concludes today's call. You may now disconnect.

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